Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

each of the of the Members of

Spinwell Holding Co., LLC

and

Spinwell Holding Co., LLC

and

Industrial Enterprises of America, Inc.

dated as of

January 17, 2006

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Membership Interest Purchase Agreement, dated as of January 17, 2006 (this “Agreement”), by and among SPINWELL HOLDING CO., LLC, a limited liability company organized under the laws of the State of Ohio (“Spinwell”), each of the entities and individuals listed on Schedule A hereto (each a “Seller and collectively, the “Sellers”) and INDUSTRIAL ENTERPRISES OF AMERICA, INC., a corporation organized under the laws of the State of Nevada (the “Purchaser”).

R E C I T A L S

A. The Sellers collectively own all of the issued and outstanding limited liability company membership interests of Spinwell (the “Membership Interests”), each in the percentage set forth on Exhibit A hereto.

B. Spinwell owns all of the issued and outstanding limited liability company membership interests of Pitt Penn Oil Co., LLC, a limited liability company organized under the laws of the State of Ohio (the “Company”), and all of the issued and outstanding stock of Pitt Penn DISC Company .

C. The Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the Membership Interests, upon the terms, and subject to the conditions, set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

(a)  “Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

(b)  “Agreement” or “this Agreement” shall mean this Membership Interest Purchase Agreement.

(c)  “Business Day” shall mean any day other than a Saturday or Sunday, on which commercial banks in New York State are permitted to be open for the transactions of customary banking business.

(d)  “Closing” shall mean the date the Sellers and the Purchaser shall consummate the transactions contemplated by this Agreement.

(e)  “Closing Date” shall mean January 31, 2006, or such other date as agreed to by the parties hereto on which the Closing occurs.

(f)  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)  "Confidential and Proprietary Information" shall mean any and all of the following (regardless of the medium in which maintained or stored) (i) confidential or proprietary information or material not in the public domain about or relating to any aspect of the Company or its business or any trade secrets thereof, including, without limitation, financial information and projections, research and development plans or projects; data and reports; computer materials such as programs, instructions, source codes, object codes and printouts; formulas; product-testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of customers and potential customers; the identities of contact persons at customers and potential customers; the particular pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; the identities of key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms; the terms of contracts or agreements, product recipes and any other information or data which is not public and/or of a confidential nature relating to the Company or its business; or (ii) any information, documentation or material not in the public domain, the knowledge of which gives or would likely give the Purchaser or any of its affiliates an advantage with respect to the Company and its business over any Person not possessing such information.

(h)  “Documents” shall mean this Agreement and the other documents and instruments contemplated hereby and executed and delivered in connection herewith.

(i)  “Encumbrances” shall mean all pledges, claims, liens, charges, options to purchase, mortgages, security interests, restrictions on voting or transfer and other encumbrances.

(j)  “Escrow Agent" shall mean the law firm of Wegman Hessler & Vanderburg.

(k)  “Escrow Agreement” shall mean the Escrow Agreement, dated as of January 17, 2006, among the Purchaser, the Escrow Agent and the Sellers.

(l)  “Environmental Law” shall mean all federal, state, local or foreign Laws governing health and safety, pollution or the protection of the environment.

(m)  “Excluded Termination” shall have the meaning assigned thereto in Section 8.2(b).

(n)  “Financial Statements” shall have the meaning assigned thereto in Section 4.9.

(o)  “GAAP” shall mean, as in effect from time to time, generally accepted accounting principles in the United States consistently applied.

(p)  “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental, regulatory authority or agency, federal, state, local or foreign.

(q)  “Holdback” shall have the meaning assigned thereto in Section 7.2(g).

(r)  “Indemnification Obligations” shall have the meaning assigned thereto in Section 9.2

(s)  “Intellectual Property” shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) computer programs (whether in source code, object code, or other form) (“Software”), (v) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) all rights in the foregoing, and (vii) all applications and registrations for the foregoing.

(t)  "Inventory" means all of the Company’s inventories of products, whether raw materials, work-in-process or finished goods, all goods used in the business of the Company, all merchandising, promotional and packaging supplies and materials which are held at, or are in transit from or to, any of the locations at which any aspect of the operations of the Company and/or its business is conducted, or which are used by or held for the benefit of the Company, and any other item of the Company which in accordance with GAAP would be characterized as inventory.

(u)  “Knowledge of Sellers” or “Sellers’ Knowledge” shall mean such facts and other information which as of the date of determination are actually known by, or which could be ascertained by any such persons after reasonable investigation, of all or any of a Seller (or where such Seller is not an individual, the senior officers thereof), the Chairperson, the Co-Chairperson, the President, the Treasurer, the Secretary and the Controller (or equivalent positions if no such titles exist) of Spinwell or the Company, or any member of the Management Committee or similar governing body thereof.

(v)  “Law” or “Laws” shall mean any federal, state, local or foreign law, statute, code, ordinance, rule, judgment, decree, order, writ, injunction or regulation.

(w)  “Material Adverse Effect” shall mean any material adverse change (whether short-term or long-term) in, or material adverse effect (whether short-term or long-term) on, the business, operations, assets, liabilities, actual or contingent, condition (financial or otherwise.)

(x)  “Net Asset Value” with respect to a balance sheet shall mean total assets less the total liabilities (as determined in accordance with GAAP and consistent with past practices) and reflected on such balance sheet.

(y)  “Permitted Encumbrances” shall mean such liens, encumbrances, mortgages and conditions of record as are set forth on Schedule 4.15 hereto, or on a title insurance policy for real property owned by Spinwell or the Company, a true and complete copy of which has been delivered to Purchaser.

(z)  “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(aa)  “Purchaser” shall have the meaning assigned thereto in the preamble to this Agreement.

(bb)  “Purchase Price” shall have the meaning set forth in Section 2.2.

(cc)  “Securities Act” shall mean the Securities Act of 1933

(dd)  “Sellers” shall have the meaning assigned thereto in the preamble.

(ee)  “Seller Representative” shall mean Mark Small, in his capacity as representative of the Sellers.

(ff)  “Spinwell Entities” shall mean, collectively, Spinwell, the Company and Pitt Penn Oil DISC Company, a Delaware corporation and a wholly owned subsidiary of Spinwell.

(gg)  “Subordinated Notes” shall have the meaning assigned thereto in Section 7.2 (b).

(hh)  “Tax” or “Taxes” means, with respect to any country, any and all federal, provincial, regional, state, city, county, possession and local taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross or net receipts, income, profits, sales, use, occupation and volume, quantity or weight of hazardous wastes generated or disposed of, and value added, ad valorem, transfer, registration, franchise, withholding, payroll, recapture, employment, windfall profits, property, capital, severance, premium, customs, duties and excise taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

(ii)  “Tax Authority” means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

(jj)  “Tax Return (federal, state and local)” shall mean any declaration, report, estimate, extension request, information statement, withholding statement return or other filing or document relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and including any amendment thereof.

(kk)  “Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

(ll)  “9/30 Balance Sheet” has the meaning set forth in Section 4.9.

Section 1.2  Interpretation. All references to dollar(s) or use of the $ symbol in this Agreement refer to U.S. dollars.

(a)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(c)  Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d)  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)  A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns, as provided for in this Agreement.

(g)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h)  All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement requires otherwise.

ARTICLE II

PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

Section 2.1  Sale and Transfer of Membership Interests Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Sellers will collectively sell all (and not less than all) of the Membership Interests to the Purchaser, free and clear of all Encumbrances, and the Purchaser will purchase all (and not less than all) of the Membership Interests from the Sellers, on the Closing Date.

Section 2.2  Consideration for the Membership Interests.

(a)  In consideration for the Membership Interests, Purchaser shall pay to Sellers an aggregate amount (the “Purchase Price”) equal to Three Million Five Hundred Thousand Dollars ($3,500,000) as adjusted by the Purchase Price Adjustment (defined below), and shall purchase from the Sellers the Subordinated Notes for an aggregate purchase price for such Subordinated Notes of $500,000. The Purchase Price shall be payable as follows:

(i)  Simultaneously with the execution and delivery of this Agreement (the “Execution Date”) by the parties hereto, the Purchaser shall deliver to the Escrow Agent the amount of $100,000. Thereafter, subject to Section 8.1(b), on the third Business Day following the Execution Date, and on each subsequent third Business Day thereafter (for example, if the Execution Date is January 17, 2006, on January 20, 2006, January 25, 2006, January 30, 2006, and so on) until the Closing Date, the Purchaser shall make additional payments of $100,000 towards the Purchase Price (the initial such $100,000, together with each subsequent payment of $100,000 pursuant to the foregoing, the “Escrowed Amount”), as an initial payment of the Purchase Price. The Escrowed Amount shall be held by the Escrow Agent pursuant to the Escrow Agreement and the terms of this Agreement.

(ii)  On the Closing Date, the Purchaser shall pay to the Sellers, in immediately available funds, to the accounts of Sellers to be provided to Purchaser prior to the Closing, an aggregate amount of $3,500,000 less the Escrowed Amount (the “Balance”) less, if applicable, the Holdback; and on the Closing Date the Purchaser shall purchase the Subordinated Notes from the Sellers for an aggregate purchase price amount for such Subordinated Notes of $500,000.

(b)  The Purchase Price Adjustment shall be determined as follows:

(i)  Not later than 60 days following the Closing, the Purchaser shall cause to be prepared and shall furnish to the Seller Representative a balance sheet of the Company (the “Closing Balance Sheet”) calculated as of the close of business on January 31, 2006, prepared on a basis consistent with the preparation of the 9/30 Balance Sheet.

(ii)  The Seller Representative shall have fifteen (15) days after receipt thereby of the Closing Balance Sheet (the "Dispute Period") to dispute any calculation or amount reflected therein (a "Dispute"). If the Seller Representative does not give written notice of a Dispute (a "Dispute Notice") to the Purchaser within the Dispute Period, the Closing Balance Sheet furnished by the Purchaser shall be deemed to have been accepted by the Sellers in the form in which it was delivered and shall be final and binding on the parties hereto.

(iii)  In the event that the Seller Representative furnishes a Dispute Notice within the Dispute Period, the Dispute Notice shall set forth, in reasonable detail, the basis of the Sellers’ disagreement, whereupon the Purchaser and the Seller Representative shall, for a period of fifteen (15) days following the Purchaser’s receipt of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the Closing Balance Sheet. In the event that the Purchaser and the Seller Representative are unable to resolve any such Dispute within such fifteen (15) day resolution period, then the national office of a nationally recognized certified public accounting firm as may be mutually agreed upon by the Purchaser and the Seller Representative shall be employed as the exclusive arbitrator (the "Arbitrator") hereunder to settle such Dispute as soon as reasonably practicable. If the Seller Representative and the Purchaser are unable to mutually agree upon the selection of a nationally recognized certified public accounting firm to serve as the Arbitrator, then the parties agree to the appointment of a nationally recognized certified public accounting firm, who is not providing services to the Purchaser or the Seller at the time and has not done so within the prior twelve (12) months, by the American Arbitration Association ("AAA"). The parties agree that the Arbitrator shall decide only the matters involved in the Dispute and not any other matters. Any arbitration pursuant to this Section 2.2(b) shall be conducted in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the AAA then existing for expedited commercial disputes. The Arbitrator's determination with respect to any Dispute shall be final and binding on all parties and not subject to appeal on any ground, and judgment on the arbitration award may be enforced in any court of competent jurisdiction. The Sellers on the one hand and the Purchaser on the other hand shall each pay one-half of the fees and expenses of the Arbitrator for the services of the Arbitrator. For the purposes hereof, the term Net Asset Value shall mean the Net Asset Value, as adjusted, if any adjustment is required, after resolution of the Dispute by negotiation between the Purchaser and the Seller Representative or resolution through arbitration pursuant to this Section 2.2(b)(iii).

(iv) In the event that Seller Representative furnishes a Dispute Notice as set forth above which reflects a payment due to the Sellers, within three (3) business days thereafter, Purchaser will pay to the Sellers fifty percent (50%) of the amount payable to the Sellers which is not in dispute.

(v) The Purchase Price shall be adjusted (the “Purchase Price Adjustment”), by the amount (which may be either a negative or positive amount) of the difference between the Net Asset Value of the Company reflected on the Closing Balance Sheet and reflected on the 9/30 Balance Sheet.

(vi) Subject to the payment referred to in Section 2.2(b)(iv), the amount of the Purchase Price Adjustment shall be paid by the Purchaser or Sellers, as applicable, not later than two Business Days following the termination of the Dispute Period, by wire transfer or bank check from the Seller or Purchaser, as applicable, in immediately available funds, to such bank account(s) as specified in writing by the Purchaser or Sellers, as applicable.

(vii) In the event of a Purchase Price Adjustment as provided herein, in addition to the payment of an amount equal to the Purchase Price Adjustment, the party making the payment shall also pay an amount in respect of interest on such amount, at a rate per annum equal to the rate of interest announced from time to time by JPMorgan Chase Bank, N.A., to be its prime rate or reference rate, from the Closing Date to the payment date.

(viii) To the extent the parties agree on any items constituting a Purchase Price Adjustment, Purchaser will not claim that any such adjustment also constitutes a basis to assert a claim of a breach of any representation, warranty or covenant under this Agreement.

(c)  Amounts payable by the Purchaser to the Sellers pursuant to this Agreement shall be made to the Sellers pro rata, based on the percentages of Membership Interests held thereby on the Closing Date, as reflected on Schedule A hereto.

ARTICLE III

THE CLOSING

Section 3.1  The Closing; Delivery of Membership Interests.

(a) The sale and transfer of the Membership Interests by Seller to Purchaser shall take place by facsimile exchange of signatures on documents, followed by delivery of executed originals within three Business Days, or at the offices of Baker & McKenzie, LLP, 1114 Avenue of the Americas, New York, New York, 10036 at 10:00 AM New York time on January 31, 2006 (the “Closing Date”), unless another date or place is agreed to by the parties hereto. On the Closing Date, subject to the satisfaction of the conditions set forth in Section 7.2, the (i) Purchaser shall pay the Balance to the Sellers (less the Holdback, if applicable) and purchase the Subordinated Notes, and (ii) the Escrow Agent shall release the Escrowed Amount to the Sellers.

(b) At the Closing, subject to satisfaction of the conditions set forth in Section 7.3 and payment to the Sellers of the Balance (less the Holdback, if applicable), the Sellers shall deliver to Purchaser all of the certificates representing all of the Membership Interests (if any) endorsed in blank or accompanied by duly executed assignment documents or, if the same are not evidenced by certificates, a duly executed bill of sale and certificate of transfer, in form and substance acceptable to Purchaser, with respect to the Membership Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser as follows:

Section 4.1  Organization and Qualification of Spinwell. Spinwell is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Ohio and has the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted. Spinwell is duly qualified or otherwise authorized to transact business and is in good standing in each jurisdiction in which such qualification is required, except to the extent that the absence of such qualification, license or good standing would not be reasonably expected to have a Material Adverse Effect on Spinwell.

Section 4.2  Authorization; Validity of Agreement. Spinwell and each of the Sellers has full power and authority to execute and deliver this Agreement and to consummate the transactions hereunder. No other company, corporate or other action on the part of Spinwell or any Seller is necessary to authorize the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby.

Section 4.3  Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Sellers and Spinwell and constitutes the legal, valid and binding obligation of each Seller and Spinwell, enforceable against the Sellers and Spinwell in accordance with its terms.

Section 4.4  Consents and Approvals; No Violations (Spinwell). Except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of this Agreement or the other Documents in compliance with the terms and conditions hereof and thereof by the Sellers and Spinwell will not: (i) violate, conflict with or result in any breach of the Articles of Organization or the Operating Agreement of Spinwell, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to Spinwell; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of Spinwell under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to Spinwell or any of the terms, conditions or provisions of any mortgage, indenture, note, license, contract or other instrument or obligation related to Spinwell or to its ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser; or (iii) except as set forth on Schedule 4.4, require the consent, waiver, authorization, approval of or filing with any Governmental Entity or of any Person. The Sellers will give any required notices to third parties, and the Sellers will obtain any third party consents required to be obtained due to the consummation of the transactions contemplated hereby.

Section 4.5  Ownership of the Membership Interests. The Sellers each owns, beneficially and of record, free and clear of any and all Encumbrance, and each has full power and authority to convey, free and clear of any and all Encumbrance, all of the Membership Interests owned thereby. The Membership Interests being conveyed to the Purchaser pursuant to this Agreement constitute 100% of the outstanding equity of Spinwell and, upon delivery of and payment for the Membership Interests as herein provided, the Purchaser will acquire good and valid title thereto, free and clear of any Encumbrance. The execution and delivery of this Agreement and the other Documents, the consummation of the transactions contemplated hereby and thereby, and the performance of this Agreement or the other Documents in compliance with the terms and conditions hereof and thereof by the Sellers will not: (i) violate, conflict with or result in any breach of the Certificate of Incorporation, by-laws or similar agreement with respect to any Seller not an individual, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to any Seller; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of a Seller under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to Spinwell or any of the terms, conditions or provisions of any mortgage, indenture, note, license, contract or other instrument or obligation related to such Seller or to its/his ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser; or (iii) except as set forth on Schedule 4.4, require the consent, waiver, authorization, approval of or filing with any Governmental Entity or of any Person.

Section 4.6  Organization and Qualification of Company; Pitt Penn Oil DISC Company . (a) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Ohio and has the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted . The Company is duly qualified or otherwise authorized to transact business and is in good standing in every jurisdiction in which such qualification is required, except to the extent that the absence of such qualification, license or good standing would not be reasonably expected to have a Material Adverse Effect on the Company; (b) Pitt Penn Oil DISC Company is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own and lease its assets and properties and to conduct its business as it is now being conducted (provided that it presently conducts no business and has minimal assets and no liabilities.)

Section 4.7  Consents and Approvals; No Violations (Company). Except as set forth on Schedule 4.7, the execution and delivery of the Documents and the consummation of the Transactions contemplated hereby, in compliance with the terms and conditions thereof will not: (i) violate, conflict with or result in any breach of the Articles of Organization or the Operating Agreement of the Company, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Company; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Company under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Company or any of the terms, conditions or provisions of any mortgage, indenture, note, license, contract or other instrument or obligation related to the Company or a Seller’s ability to consummate the Transactions, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser; (iii) violate, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, give rise to a right of termination, amendment or cancellation of, accelerate the performance required by, or result in any payment under, any contract or agreement, instrument or other writing of any nature whatsoever to or by which the Company is a party or is bound, or by which any of the assets or of the Company or the business or the Company is bound or otherwise subject; or (iii) except as set forth on Schedule 4.4, require the consent, waiver, authorization, approval of or filing with any Governmental Entity or any other Person, each of which shall have been obtained as of the Closing

Section 4.8  Capitalization of Spinwell; The Company; Pitt Penn Oil DISC Company (a) Spinwell has authorized capital consisting solely of the Membership Interests, all of which are of one class. The Membership Interests being sold to the Purchaser hereunder constitute all of the issued outstanding membership interests of Spinwell, and all of the Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable, and such Membership Interests have been so issued pursuant to an appropriate exemption from federal and state securities laws. None of the Membership Interests have been issued in violation of any preemptive right. Spinwell has no other equity securities or other evidence of ownership outstanding other than the Membership Interests. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the Membership Interests or any equity securities of Spinwell or other evidence of ownership in Spinwell. There are no outstanding or authorized membership interest appreciation, phantom membership interest, or similar rights with respect to Spinwell. There are no voting trusts, proxies or other agreements or understandings with respect to the Membership Interests of Spinwell. (b) The Company has authorized capitalization consisting solely of membership interests, all of which are of one class, and 100% of which are owned by Spinwell, all of which have been duly authorized and validly issued and are fully paid and nonassessable, and which have been so issued pursuant to an appropriate exemption from federal and state securities laws. None of the membership interests held by Spinwell in the Company have been issued in violation of any preemptive right. The Company has no other equity securities or other evidence of ownership outstanding other than the membership interests owned by Spinwell. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any membership interests or any equity securities of the Company or other evidence of ownership in the Company. There are no outstanding or authorized membership interest appreciation, phantom membership interest, or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the membership interests of the Company. (c) Pitt Penn Oil DISC Company has authorized capitalization of 2,500 shares of common stock $1.00 per share par value, 2,500 of which are issued and outstanding and all of which are issued to and are owned by Spinwell. Such shares have been duly authorized and validly issued and are fully paid and nonassessable, and which have been so issued pursuant to an appropriate exemption from federal and state securities laws. None of the shares in Pitt Penn Oil DISC Company held by Spinwell in the Company have been issued in violation of any preemptive right., and Pitt Penn Oil DISC Company has no other equity securities or other evidence of ownership outstanding other than shares owned by Spinwell. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any membership interests or any equity securities of Pitt Penn Oil DISC Company or other evidence of ownership in Pitt Penn Oil DISC Company. There are no outstanding or authorized membership interest appreciation, phantom membership interest, or similar rights with respect to Pitt Penn Oil DISC

 Company. There are no voting trusts, proxies or other agreements or understandings with respect to the stock or other equity of Pitt Penn Oil DISC Company.

Section 4.9  Financial Statements; Books and Records. (a) The Sellers have previously delivered to the Purchaser the financial statements listed on Schedule 4.9 hereto (collectively the “Financial Statements”), which include, without limitation : (i) the balance sheet (the “9/30 Balance Sheet”) of the Spinwell Entities for the period ending of September 30, 2005 (the “9/30 Balance Sheet Date”); (ii) the audited statements of income and expenses, changes in membership capitalization and cash flow for the three fiscal years then ended (with the first such year being less than a full calendar year); (iii) the compiled balance sheet of the Spinwell Entities as of September 30, 2004 and the compiled statements of income and the expenses, changes in membership capitalization and cash flow for the twelve (12) months then ended. The Financial Statements have been prepared in accordance with GAAP, (except for, with respect to the unaudited statements, footnotes and other disclosures which are by practice omitted ) applied on a consistent basis and were prepared from the books and records of the Spinwell Entities, and books and records of the Spinwell Entitles are complete and correct in all material respects, accurately reflect all transactions of any of the Spinwell Entities, and have been made available to Purchaser for examination . The Financial Statements fairly present the financial position of the Spinwell Entities as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the 9/30 Balance Sheet Date: (i) there has been no material change in the assets, liabilities or financial condition of the business of the Company or Spinwell (the “Business”) other than in the ordinary course of business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Company or Spinwell have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The 9/30 Balance Sheet reflects, as of the 9/30 Balance Sheet Date, all liabilities of Spinwell, to the extent such items are required to be reflected on the 9/30 Balance Sheet under GAAP.

Section 4.10  No Undisclosed Liabilities.

(a)  Except as and to the extent of the amounts specifically reflected or reserved against as reflected on the 9/30 Balance Sheet, the Spinwell Entities have no liabilities, except for liabilities incurred since the date thereof in the ordinary course of business

(b)  None of the Spinwell Entities is bound by any agreement, or subject to any charter or other corporate restriction or any unusual legal requirement, which has, or in the future can reasonably be expected to have, a Material Adverse Effect thereon.

Section 4.11  Real Property.

(a)  The Company and Spinwell have good and marketable indefeasible fee simple title of each parcel of real property thereof , free and clear of all Encumbrances except for Permitted Encumbrances, such real property which is listed on Schedule 4.11 hereto. True and complete copies of (i) any deeds, title insurance policies and surveys relating to the real property and (ii) any documents evidencing Encumbrances upon the real property of the Company have heretofore been made available to Purchaser. There are no proceedings, claims, disputes or conditions affecting any real property of the Company or Spinwell that might materially curtail or interfere with the use of such property. Neither the whole nor any portion of the Company’s or Spinwell’s real property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of Sellers, has any such condemnation, expropriation or taking been proposed. Neither Spinwell nor the Company is a party to any lease, assignment or similar arrangement under which such entity is a lessor, assignor or otherwise makes available for use by any third party any portion of the such entity’s real property. There are no outstanding options, rights of first refusal to purchase such entity’s real property or any portion thereof or interest thereon. Neither Spinwell nor the Company is a party to any contract or agreement relating to the sale of any of its real property.

(b)  Neither Spinwell nor the Company not received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of its real property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any material repairs or work to be done on any part of its real property, which repair or work has not been completed.

(c)  The Company and Spinwell has each obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the real property in the manner in which the real property is currently being used and operated. The Company has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate its real property as currently owned and operated; and no such approvals, permits or licenses will be required, as a result of the transactions hereunder, to be issued after the date hereof in order to permit the Company, following the Closing, to continue to own or operate the real property in the same manner as heretofore, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

Section 4.12  Leases. Each lease pursuant to which the Company or Spinwell leases any real or other tangible property used in the conduct of the business, or acts in the capacity as a lessor (a “Lease”) is valid, binding and enforceable in accordance with its terms. There are no material existing defaults thereunder by, as applicable the Company or Spinwell, or to Sellers' Knowledge, any other Person, under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. The transactions contemplated by this Agreement do not require the consent of any other party to any Lease, will not result in a breach of or default under any Lease, and will not otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. There are no disputes with respect to any Lease.

Section 4.13  Subsidiaries. Spinwell’s only direct and indirect subsidiaries are the Company and Pitt Penn Oil DISC Company.

Section 4.14  Litigation. Except with respect to the matters set forth on Schedule 4.14, none of which could result in a Material Adverse Effect on any Spinwell Entity, there is (a) no action, suit or proceeding, at law or in equity, which could result in a judgment or award in excess of $5,000 or in the aggregate in excess of $50,000, (i) pending against any of the Spinwell

Entities, or to the Knowledge of Sellers, threatened against any of the Spinwell Entities or (ii) pending or, to the Knowledge of Sellers, threatened against any present or former officer, director or other Person for which any of the Spinwell Entities may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or other Governmental Entity, (b) no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or, to the Knowledge of Sellers, threatened, against or involving any of the Spinwell Entities or a Seller which questions or challenges the validity of this Agreement or any action taken or to be taken by any of the Sellers or Spinwell pursuant to this Agreement or in connection with the transactions hereunder, or (c) any order of a court or other Governmental Entity outstanding against any of the Spinwell Entities.

Section 4.15  Title to Property, Absence of Encumbrances, etc. Except for Permitted Encumbrances, each of the Spinwell Entities have good and marketable title to all material assets, real or personal, tangible or intangible, owned or used by them, including, without limitation, all assets reflected in the 9/30 Balance Sheets (other than any assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheets), free and clear of all mortgages, pledges, liens, security interests or Encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any governmental restrictions on the operation of such assets, and all machinery, equipment, tools, furniture and fixtures owned or leased by the Company or Spinwell are in operating condition and repair, except for reasonable wear and tear, provided that no representation is made as to the assets located at the Company’s “Springdale” facility, such assets which are in AS IS condition.. All real property owned or leased by the Company or Spinwell has been constructed and operated in material compliance with all applicable Federal, state, county, municipal and foreign laws, regulations, ordinances, standards and orders, including, without limitation, all zoning and Environmental Laws, regulations, ordinances, standards and orders. There are no outstanding enforcement actions or notices of violation issued by any Federal, state, county, municipal or foreign authority having jurisdiction over any such property.

Section 4.16  Inventories; Accounts Receivable.

(a) Except as reflected on the 9/30 Balance Sheet as a reserve for obsolete, damaged or slow moving inventory, Schedule 4.16 attached hereto contains a list of the Inventory of the Company as at the Closing Date, setting forth a brief description of each item including, but not limited to, the number of units, cost and extended value. All such Inventory arose, and as of the Closing Date will have arisen, from bona fide transactions in the ordinary course of business consistent with past practice. None of the Inventory is, or at the Closing Date, will be, subject to, any write-down or write-off. Except as set forth on Schedule 4.16 attached hereto, the Company is not under any obligation to return any of the Inventory in its possession to any other Person. All of the Inventory of the Company was and at the Closing Date will be: (i) in good, saleable, merchantable and marketable condition; (ii) not obsolete, damaged, soiled, infested or slow moving (determined in a manner consistent with the Company’s past practice); and (iii) saleable in the ordinary course of business at current applicable prices. None of such Inventory net of reserves does, or at the Closing, will, include any quantity of any product item that, based upon the sales volume for such product items during the prior six (6) months will not be able to be sold by the Purchaser in the ordinary course of the business consistent with the

Company’s past practices and which, at the time of sale, would not be acceptable to customers (based upon customary industry practices) and none of the Inventory constitutes, or contains any items that are part of, any discontinued line of products or goods.

(b) Except as reflected in the reserve for doubtful accounts as set forth on the 9/30 Balance Sheet, all accounts receivable of the Company and Spinwell as of the date of such 9/30 Balance Sheets and uncollected on the date hereof are collectible in the full aggregate face amount thereof in the ordinary course of business. All accounts receivable created subsequent to the date through the Closing Date will have been collected in full prior to the Closing Date or are collectible thereafter in the full aggregate face amount thereof in the ordinary course of business, less an applicable reserve for doubtful accounts established in a manner consistent with the Company’s and Spinwell’s prior practices and not greater, as a percentage of such accounts receivable, than the reserve for doubtful accounts stated in such 9/30 Balance Sheets, or reflected as in the Closing Balance Sheets.

Section 4.17  Intellectual Property. Schedule 4.17 contains a complete and correct list of all Intellectual Property registered, claimed or used by the Company. Except as otherwise indicated on Schedule 4.17, the Company is the registered and beneficial owner of all such Intellectual Property, free and clear of any material license, royalty, lien, encumbrance or other interest of a third party. The Company has a right to use all patents, patent applications, trademarks, trade names, copyrights and other Intellectual Property rights, including, without limitation, inventions, processes, designs, formulae, data bases, trade secrets, lists of suppliers and customers, technology and know-how necessary for the conduct of its business. There is no pending or, to the Sellers’ knowledge, threatened claim by the Company against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, copyright or other Intellectual Property (including, without limitation, any trade secrets or know-how), owned by the Company or in which the Company has an interest, whether as licensee or otherwise. There is no pending or, to the Sellers’ knowledge, threatened action, suit or proceeding against the Company for infringement, misuse or appropriation by it of any patent, trademark, trade name, copyright or other Intellectual Property (including, without limitation, any trade secrets or know-how) owned by any third party.

Section 4.18  Employee Remuneration. Schedule 4.18 lists the current salaries and bonuses (together with pending or anticipated increases therein) of each director, officer, employee, consultant or agent of Spinwell Entities currently paid at a rate in excess of $60,000 per year. Except as set forth on Schedule 4.18, no officer or other key employee of any Spinwell Entity has indicated to Spinwell, the Company or any Seller that such officer or key employee will, and to the Seller’s Knowledge no such officer or key employee has an intention to, terminate his or her employment with such Spinwell Entity.

Section 4.19  Union and Employment Agreements. Except as disclosed in Schedule 4.19, none of the Spinwell Entities are a party to any collective bargaining agreement, or to any written agreement, with any of its officers, directors, employees, consultants or agents. Copies of any written agreements disclosed in Schedule 4.19 have been delivered to the Purchaser. Except as disclosed on Schedule 4.19, to the Sellers Knowledge no attempts to organize the employees of the Spinwell Entities have been made, nor are any such attempts now threatened or, to the knowledge of Sellers, being planned. The Spinwell Entities are in material compliance with all applicable Federal, state, local and foreign laws, rules and regulations regarding employment conditions and practices, and each has withheld all amounts required by law or agreement to be withheld from the wages or salaries of their employees and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of the Spinwell Entities has engaged in any unfair labor practices or has discriminated on the basis of age, sex, race or other discrimination prohibited by law in its employment conditions or practices. There are no unfair labor practices or age, sex or race discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or threatened against any of the Spinwell Entities before any Federal, state, local or foreign board, department, commission or agency. There are no existing or, to the Sellers’ knowledge, threatened labor strikes affecting any of the Spinwell Entities. There are no pending, or to the Seller’s Knowledge, threatened union representation questions respecting the employees of the Company or Spinwell or any pending arbitration proceedings. None of the Spinwell Entities are not obligated to pay, or has granted or promised in writing to pay, to any employee, officer, director or provider of services any monies or benefits in the event of, or as a consequence of, the severance of their employment or relationship with the Company or Spinwell, or a change in control of such Spinwell Entity.

Section 4.20  Officers, Directors and Bank Accounts. Schedule 4.20 lists (a) the names of all managers, directors and officers of each of the Spinwell Entities, and (b) the name and location of each bank or other institution in which the same has any account or safe deposit box (the “Bank Accounts”), the number or other identification thereof and the names of all persons authorized to draw thereon or have access thereto.

Section 4.21  Absence of Certain Changes. Except as set forth on Schedule 4.21, since the date of formation or creation thereof, as applicable, none of the Spinwell Entities has (a) issued, sold or delivered or agreed to issue, sell or deliver any stock, membership interests or any options or rights to acquire any such stock or membership interests or securities convertible into or exchangeable therefor (and as set forth on Schedule 4.21, such agreements to so issue membership interests are no longer in effect), (b) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (c) mortgaged, pledged or subjected to any material lien, lease, security interest or other material encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its material assets, real or personal, tangible or intangible, except in the ordinary course of business, (d) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (e) declared, made, paid or set apart any sum for any other distribution to its member, except in the ordinary course of business, or purchased or redeemed any of its membership interests or granted any option, warrant or right to purchase any membership interests, (f) forgiven or canceled any debts or claims or waived any rights of material value not previously accrued for, (g) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (h) granted any rights or licenses under any of its patents, trademarks, trade names, copyrights or other industrial property rights, (i) suffered any material loss of, or material adverse change in its relationship with, any material supplier or customer, and the Seller has no knowledge that any such supplier or customer intends or is contemplating any action which would constitute or lead to such a loss or adverse change, (j) suffered any damage, destruction or loss (whether or not covered by insurance) which has a Material Adverse Effect on its business, (k) suffered any strike or other labor trouble which has materially affected its operations, (l) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (m) materially decreased, in the aggregate, the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furniture and fixtures owned or leased by it, (n) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (o) settled any dispute involving payment by the Company or Spinwell in excess of $25,000 or canceled, forgiven or reduced any obligation of any person or entity in an amount in excess of $25,000, or (p) made any loan or advances in excess of $25,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid in accordance with its normal business practices.

Section 4.22  Environmental Matters. Except as set forth in Schedule 4.22 there are not, nor to the Sellers Knowledge is there any basis for, (a) any proceedings or governmental investigations concerning or against any of the Spinwell Entities, pending or threatened, before any court or tribunal or governmental instrumentality, (b) any citation, summons, directive, order or notice of violation of any law, decree, rule, regulation, permit or order by or against, any of the Spinwell Entities, (c) any lien, or any governmental actions resulting or which are likely to result in the imposition of any such lien, on any of the properties owned or leased by any of the Spinwell Entities, (d) any claim for bodily injury, property damage, personal injury, consequential damages or clean-up costs, or (e) any obligation to perform or contribute to remediation or to make capital expenditures, which in each case is based upon or related in any way to Environmental Matters (as defined below). Except in compliance with applicable law, no toxic or hazardous substances have been generated, treated, released, stored, discharged or deposited on any of the premises of any of the Spinwell Entities, or by any of the Spinwell Entities, (whether directly or indirectly through a third party) at any other location except in material compliance with applicable laws. There are no underground storage tanks or friable asbestos-containing material on any of the premises leased by the Company or Spinwell. As used herein, the term “Environmental Matters” refers to all maters relating to ground, air and water pollution or discharge, solid or hazardous wastes, toxic, hazardous or polluting substances, the transport, storage, recycling or disposal of waste (including, without limitation, garbage, refuse, sludge and other discarded materials, whether solid, liquid, semisolid or gaseous and whether on-site or off-site), ground water and soil monitoring, and discharge or emission of pollutants, contaminants or by-products (including, without limitation, dredged soil, solid wastes, incinerator residue, sewage, garbage, sewage sludge, chemical wastes, biological materials, radioactive materials, heat, wrecked or discarded equipment, industrial waste, chemicals, metals or other substances), whether such pollution or discharge was caused by (i) the Company or Spinwell, or (ii) any third party arising from off-site hazardous waste transport, storage, disposal or treatment on behalf of the Company or Spinwell.

Section 4.23  Taxes.

(a) For U.S. federal and state income tax purposes, the Company and Spinwell, during the entire existence of each, have been disregarded as an entity separate from its owner in the case of the Company or treated as a partnership in the case of Spinwell, and each will continue to be so classified through the Closing Date. All Taxes due and payable or accruable by any Spinwell Entity on or before the Closing Date (including Taxes attributable to any period beginning on or before and ending after this date) have been, and will be, paid or adequately reserved in the books and records thereof, as reflected on the 9/30 Balance Sheet. Each Spinwell Entity has filed all Tax Returns and reports required to be filed by it with all taxing authorities (and will file all such returns due on or before the Closing Date) giving due regard to permitted extensions, and such returns are, or will be, true, correct and complete in all material respects. All liabilities for Taxes reflected in such Spinwell Entity’s books and records have been, or will be, computed in accordance with all applicable laws and regulations and represent adequate provision for the payment of all accrued or unpaid or deferred taxes thereof for all periods through the Closing Date. There are no Tax liens upon any of property or assets of any Spinwell Entity, except real estate and other taxes not yet due and payable.

(b) (i) The Tax Returns of the Company are closed for all years ended on or prior to the end of the taxable year ended September 30, 2001; (ii) there are no outstanding proposed adjustments to Tax Returns of any of the Spinwell Entities since their organization as limited liabilities companies or a corporation, as applicable; (iii) all Tax Returns for taxable years ended through September 30, 2005, have been filed; and (iv) there are no pending audits.

(c) No deficiency for any Tax has been asserted or assessed against the any Spinwell Entity, and there are neither unresolved claims concerning, proceedings nor actions pending which relate to, either the tax liability a Spinwell Entity or the collection or assessment of Tax for any period for which returns covering the Spinwell Entities have been filed or were due.

(d) There are no outstanding agreements, extensions or waivers extending the statutory period of limitation applicable to any Tax Return filed by a Spinwell Entity.

(e) Each of the Spinwell Entities has duly and timely withheld from all salaries, wages and other compensation of their respective employees and all other amounts for which withholding is required by law and has duly and timely paid over to the appropriate governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(f) None of the Spinwell Entities, is not a party to or otherwise bound by any agreement or understanding (including without limitation an indemnity agreement) providing for the allocation or sharing of Taxes or has any obligation or liability under any such agreement or understanding to which it was once a party or otherwise bound. The Company and Spinwell are not liable for the Taxes of any other Person under any applicable law (other than by withholding).

(g)  In accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase of 100% of the Membership Interests shall be treated as a termination of Spinwell and Pitt Penn for Federal Income Tax purposes.

Section 4.24  Permits. Attached hereto as Schedule 4.24, are true, correct and complete copies of all licenses, permits, franchises, approvals, authorizations, qualifications, concessions or the like (“Licenses and Permits”), issued or granted by any federal, state, local or foreign Governmental Entity or by any nongovernmental entity to any Person or which in any way relate to the business of any of the Spinwell Entities. The Spinwell Entities each owns, holds, or possesses and lawfully uses all Licenses and Permits which are in any manner necessary or useful to the operation of the business thereof as presently conducted, free and clear of any and all Encumbrances. No Spinwell Entity is in default, nor does any Seller have any knowledge, after due inquiry, of any claim of default with respect to any License or Permit and, to the knowledge of the Sellers, no event has occurred, which with the giving of notice or passage of time or both, would cause or give rise to any default with respect to any Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and will not be adversely affected or terminated by consummation of the transactions contemplated hereby. None of the Authorizations have been amended, assigned, pledged or otherwise transferred. All of the Permits are validly issued and are in full force and effect, and the relevant entity is in material compliance therewith. No proceeding is pending or, to the Sellers’ knowledge, threatened which seeks or may result in canceling, suspending, restricting or modifying any Permit. The businesses of the Company and Spinwell are being operated in accordance with the terms and conditions of the Permits.

Section 4.25  Software.

(a)  Owned Software. No Software applications currently used by the Company or Spinwell are owned thereby.

(b)  Licensed Software. The Software, to the extent it is licensed from any third party licensor or constitutes “off-the-shelf” software, is held by the Company or Spinwell legitimately and is transferable AS IS. To the Seller’s Knowledge, all of the Company’s and Spinwell’s computer hardware has legitimately licensed software installed therein.

(c)  No Errors; Nonconformity. To the Seller’s knowledge, the Software is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

(d)  No Bugs or Viruses. Neither the Company nor Spinwell have knowingly altered their data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. Sellers have no knowledge of the existence of any bugs or viruses with respect to the Software.

(e)  Pass-Through Warranties. The Company and Spinwell shall to the maximum possible extent, pass through or cause to be passed through to the Purchaser, all manufacturer’s and supplier’s warranties and support contracts held thereby, and the Company and Spinwell shall, upon the Purchaser’s reasonable request, execute each and every document that is necessary or appropriate to effectuate the Purchaser’s obtaining and enjoying the benefit of any such pass-through warranty. Sellers make no warranties that such are transferable.

(f)  Documentation. The Seller and the Company have furnished the Purchaser with true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software which are in its possession.

Section 4.26  Employee Benefit Plans.

(a)  Employee Benefit Plans. Pitt Penn DISC Company has no employees and is not a party to, or otherwise subject to, any employee benefit plans. Schedule 4.26 contains a list setting forth each (i) written or, to the Seller’s Knowledge, oral employment or consulting agreements to or under which the Company or Spinwell is a party or has or may have any actual or contingent liability or obligation, and (ii) employee benefit plan or arrangement sponsored, maintained or contributed to by the Company or Spinwell (including any terminated plan or arrangement) with respect to which the Company or Spinwell has or may have any actual or contingent liability or obligation, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), multi-employer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, fringe benefit plans, life, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, sick pay plans, and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA. Each and every such plan, program, agreement or arrangement is hereinafter referred to as an “Employee Benefit Plan.”

(b)  Provision of Documents. With respect to each Employee Benefit Plan, Sellers have delivered to Purchaser (i) current, accurate and complete copies of each such Employee Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, agreements, participant records and any other material documents or instruments relating thereto); (ii) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) with respect to each such Employee Benefit Plan, which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code; (iii) copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions; and (iv) Form 5310 and any relating filings with the Pension Benefit Guaranty Corporation (“PBGC”) with respect to the last 6 plan years for each Employee Benefit Plan subject to Title IV of ERISA.

(c)  Compliance with Plan Terms and Law. With respect to each Employee Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or to Seller’s Knowledge threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all premiums, contributions, or other payments required to have been made by law or under the terms of any contract, agreement or Employee Benefit Plan as of the Closing Date have been made; (vi) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vii) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)  Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Purchaser, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be “benefit liabilities” under Section 4001(a) of ERISA if benefits described in Section 411(d)(6)(B) of the Code were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including without limitation PBGC (as defined below) and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Financial Statements.

(e)  Multi-employer Plans. With respect to any Employee Benefit Plan that is a multiemployer plan as described in Section 4001(a)(3) of ERISA (“MMPA Plan”): (i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) The Company and Spinwell have not incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Schedule 4.26 sets forth (A) the withdrawal liability under ERISA to each MMPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

(f)  Welfare Plans. (i) The Company and Spinwell are not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA; (ii) the Company has complied with the notice and continuation coverage requirements of Section 49809B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.

(g)  Controlled Group Liability. Neither the Company, Spinwell, nor any entity that would be aggregated with them under Section 414(b), (c), (m) or (o) of the Code (a “Controlled Group Member”): (i) has ever has terminated or withdrawn from an Employee Benefit Plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation (“PBGC”), the fund by which the Employee Benefit Plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Employee Benefit Plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject (or expected to be subject) to an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (vi) has violated Section 4980B of the Code or Section 601 through 608 of ERISA; (vii) ever maintained, sponsored, contributed to or had any obligation to contribute to any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code; or (viii) has any actual or contingent liability or obligation for, under or with respect to any Employee Benefit Plan or arrangement sponsored, maintained or contributed to by a Controlled Group Member.

(h)  Other Liabilities. (i) The Company and Spinwell are not and shall not be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or as a result of a “change of control” (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Financial Statements prior to the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded actual or contingent liabilities or obligations which are not reflected on the Financial Statements.

Section 4.27  Absence of Certain Payments. Neither the Sellers, the Company, Spinwell nor, to the best of the Sellers’ knowledge, any officers, directors, employees, agents, representatives, or independent contractors of them has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any Federal, state, county, municipal, foreign or other governmental or regulatory body or authority of any self-regulatory body or authority, or made any payment to any customer or supplier of the Company or Spinwell, or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company or Spinwell.

Section 4.28  Customers and Suppliers. Schedule 4.28 attached hereto contains a list of each of the ten (10) largest customers and suppliers (measured by dollar volume of purchases or sales, as applicable) of the Company for calendar year 2004 and for the nine (9) months ended September 30, 2005. Except as set forth on such Schedule 4.28, neither a Seller, Spinwell, nor the Company is engaged in any material (i.e. regarding amounts in excess of $5,000 or, in the aggregate, in excess of $25,000) dispute with any customer, supplier or manufacturer with respect to the assets or the business of the Company or Spinwell, nor does any

Seller have knowledge of any matter or fact which could reasonably be expected to result in a material dispute with any customer, supplier or manufacturer with respect to the Company or Spinwell or the assets or the business thereof. To the knowledge of the Sellers, after due inquiry, no customer, supplier or manufacturer is considering termination, non-renewal or any modification of its arrangements with the Company or Spinwell, prior to the Closing or the Purchaser following the Closing other than in the ordinary course of business.

Section 4.29  Insurance Policies. Schedule 4.29 contains a true and correct list of all insurance coverage held by the Company or Spinwell concerning its business and properties, including the names of insurers, policy limits and deductibles. The types and levels of such insurance coverages are reasonable and customary for businesses of comparable type, size and location.

Section 4.30  No Brokers. Except for the contract with Chartwell Group, Inc., neither a Seller, the Company nor Spinwell or any of its officers, directors, employees or stockholders has employed any broker or finder, nor incurred any liability for any investment banking fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 4.31  Compliance with Laws. The Company and Spinwell are not in default or violation of any term, condition of provision of (i) its Articles of Organization, Operating Agreement or equivalent organizational documents, or (ii) any laws, permits or licenses or other governmental authorization or approval applicable to the Company or Spinwell in respect of the business, excluding any defaults or violations which would not be reasonably expected to have a Material Adverse Effect.

Section 4.32  Contracts; Affiliate Transactions.

(a) All contracts and agreements necessary and useful to the business of the Company and Spinwell are in full force and effect in all material respects. The Company and Spinwell are not in material default thereunder and no event has occurred which, whether with notice, lapse or time or otherwise, would constitute a default thereunder. Schedule 4.32 (a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions to which the Company or Spinwell is a party or to which a Seller is a party which otherwise relate to the Company or Spinwell and/or the business thereof which either (x) involves performance of services or delivery of goods or materials by the Company or Spinwell of an amount or value in excess of $50,000; (y) involves performance of services or delivery of goods or materials to the Company or Spinwell of an amount or value in excess of $50,000 or (x) that was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company or Spinwell in excess of $50,000;

(b)  Schedule 4.32(b) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by the Company or Spinwell, on the one hand, and a Seller, on the other hand, are or have been a party or otherwise bound or affected, and that are currently pending or in effect or involve continuing liabilities and obligations except as disclosed in Schedule 4.32(b), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Schedule 4.32(b)was on terms and conditions as favorable to the Company or Spinwell as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than a Seller.

(c)  Except as set forth on Schedule 4.32(b), no member, officer, director or employee of any member of the Company or Spinwell, or any family member, relative or affiliate of any such officer, director or employee: (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the business, or (B) any Person, that is a supplier, customer or competitor of the Company; (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company; or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company or Spinwell.

Section 4.33  Products.

(a)  The Sellers have delivered to the Purchaser complete and correct copies of the standard terms and conditions of sale or lease for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions). Except as required by law and as provided by the Company, no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)  the Company has no liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, the Company or any predecessor thereto, that (i) is not fully and adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangement by or with other Persons, (ii) is not otherwise fully and adequately reserved against as reflected on the 9/30 Balance Sheet and (iii) will not otherwise be fully and adequately reserved against as reflected in the Closing Balance Sheet.

Section 4.34  Maintenance and Disclosure of Books and Records. The books of account, record of membership interest and other records of or with respect to the Company and Spinwell and the equity thereof, including without limitation the Operating Agreement of the Company and Spinwell, together with any and all other contracts, agreements and instruments of or relating to the Company which have been made available to the Purchaser, are and have been delivered or otherwise made available to the Purchaser in, true, complete and correct in form, and the books and records of the Company and Spinwell have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company and Spinwell contains accurate and complete records of all meetings held of, and all company action taken by Spinwell, as sole member of the

Company and by the Sellers, as members of Spinwell and, if applicable, the management committee of the Company and Spinwell.

Section 4.35  Disclosure. This Agreement, the Schedules hereto and the Financial Statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not false or misleading. The Seller’s representations and warranties herein shall not be affected by any information which may come to the attention of the Purchaser during the course of any investigation heretofore or hereafter made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this Article IV are true and correct as of the date hereof or, if made as of a specified date, as of such date, and will be true and correct as of the date of the Closing (as though made then and as though the date of the Closing were substituted for the date of this Agreement throughout this Article IV). For purposes of the representations and warranties of Purchaser contained herein, disclosure of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Seller calling for disclosure of such information, if such disclosure identifies the exception with particularity and describes the relevant facts or circumstances in detail.:

Section 5.1  Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Purchaser has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. No other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery hereof by Sellers and Spinwell, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Section 5.2  Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions will (a) conflict with or result in any breach of any provision of the Articles of Formation (or equivalent organizational document) of Purchaser, (b) require any consent, approval or notice, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or vesting or any increased rights or decreased obligations) under any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which Purchaser, or any of its respective properties, assets or rights are bound, (c) such violations, breaches or defaults which would not be reasonably expected to, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions hereunder or which would reasonably be expected to have a Material Adverse Effect, (d) violate or require any consent, approval, notice, filing or registration under any provision of any Law applicable to

Purchaser; or (e) result in the imposition or creation of an encumbrance upon or with respect to the Membership Interests.

Section 5.3  Purchase Entirely for Own Account. The Membership Interests will be acquired for investment for Purchaser’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act.

Section 5.4  Litigation. There is no claim, action, suit, proceeding or, to the knowledge of Purchaser, governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser by or before any court or Governmental Entity that (a) questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the Transactions, or (b) individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to effect the Transactions.

Section 5.5  Brokers or Finders. No agent, Person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from Purchaser or from any Person controlling, controlled by or under common control with Purchaser in connection with the transactions contemplated herein, for which the Sellers will have any obligation.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1  Interim Operations of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Closing (the “Interim Period”):

(a)  Sellers shall (i) cause the business of the Spinwell Entities to be conducted only in the ordinary course consistent with past practice (including, without limitation, paying or otherwise satisfying obligations and liabilities on a timely basis as they become due) (ii) use, and cause the Company to use, commercially reasonable efforts to preserve the present business organizations and relationships of the Company (including, without limitation, with distributors, customers, vendors, suppliers, manufacturers, employees and others) with respect to its business, and to maintain all of the goodwill associated therewith; (iii) use, and cause Spinwell Entities to use, commercially reasonable efforts to keep available the services of the present employees of the Spinwell Entities who are actively involved in the business thereof ; (iv) to preserve the material rights and franchises of the Spinwell Entities; (v) not take any action that could reasonably be expected to or would have an adverse effect on the business of any of the Spinwell Entities or adversely affect the ability of the Sellers to consummate the Transactions

(b)  Sellers shall deliver to the Purchaser a copy of each written notice or communication from any Governmental Entity relating to a Spinwell Entity;

(c)  Sellers will not cause or permit a Spinwell Entity to: (i) to amend its Certificate of Incorporation, Articles of Formation, Bylaws or Operating Agreement; (ii) issue any Membership Interests or stock; (iii) or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional Membership Interests or stock, as applicable, or any other equity interest might be directly or indirectly authorized, issued or transferred from treasury;

(d)  Sellers shall not cause or permit any of the Spinwell Entities to: (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowing under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in an amount material to the Business of the Spinwell Entities taken individually; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; or (iv) mortgage or pledge any assets that, individually or in the aggregate, are material to the Company or Spinwell or create any material encumbrance of any kind with respect to any such assets;

(e)  Sellers shall not cause or permit any of the Spinwell Entities to: (i) adopt any new Employee Benefit Plan or amend any existing Employee Benefit Plan except as may be required by applicable Law or make any material increase in the compensation of employees of the Business payable or to become payable to any such employees or enter into or amend any employment, severance, compensation, termination or similar agreement with any of its present or future officers or directors, except for the payment of cash bonuses to employees pursuant to and consistent with existing employee arrangements, to the extent that doing so would be reasonably likely to adversely affect the Business;

(f)  Sellers shall not voluntarily permit any insurance policy relating to the Business naming any of the Spinwell Entities as a beneficiary or a loss payable payee to be cancelled or terminated prior to the Closing Date without notice to Purchaser;

(g)  Sellers shall not take, or agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied or that would materially impair the ability of Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

(h)  Sellers will cause the Company and Spinwell to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and insurance policies;

(i)  Sellers shall not cause or permit or Spinwell to enter into any contract or agreement for the sale or transfer of any real property held by the Company without the prior review by the Purchaser thereof and the consent by the Purchaser to the terms and provisions thereof, and, subject to the foregoing, if the Company or Spinwell shall so enter into and consummate the sale thereof, the Sellers shall cause the Company or Spinwell to retain the net proceeds of such sale or other transfer;

(j)  Sellers will give prompt written notice to Purchaser of any material adverse development causing a breach of any of the representations and warranties of a Seller set forth in this Agreement.

Section 6.2  Efforts and Actions to Cause Closing to Occur. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

Section 6.3  Maintenance of Books and Records. Except as may be required by Law, Sellers shall preserve, until at least the third anniversary of the Closing Date, all pre-Closing Date records relating to the Spinwell Entities which are not retained on the Company business premises after Closing. After the Closing Date and up until at least the third anniversary of the Closing Date, upon any reasonable request the Purchaser party or its representatives, Sellers shall (a) provide to the Purchaser or its representatives reasonable access to such records during normal business hours and (b) permit the Purchaser or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses). Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, litigation, federal securities disclosure or other similar needs of the Purchaser.

Section 6.4  Confidentiality; Noncompetition; Nonsolicitation.

(a) After the Closing Date, neither the Sellers nor (where a Seller is not an individual) any Affiliate thereof, shall, directly or indirectly, under any circumstance: (i) disclose to any other Person any Confidential or Proprietary Information; (ii) act or fail to act so as to impair the confidential or proprietary nature of any such Confidential or Proprietary Information or the benefits thereof to the Purchaser; (iii) use any such Confidential or Proprietary Information or trade secret in any manner, other than for the sole and exclusive benefit of the Purchaser and only after obtaining the Purchaser's prior written consent to such use; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any such Confidential or Proprietary Information or trade secret. All Confidential and Proprietary Information is and shall remain the sole and exclusive property of the Purchaser. Each of the Sellers hereby represents and warrants that as of the Closing Date the Purchaser shall have been furnished all documents, instruments and materials (regardless of the medium in which stored) which constitute or contain or are based upon any Confidential and Proprietary Information, without the Sellers retaining any copies, notes or excerpts thereof.

(b) No Seller nor (where Seller is not an individual) any Affiliate thereof shall (i) at any time during the five (5) years following the Closing Date directly or indirectly, engage or be interested (whether as owner, partner, member, lender, shareholder, consultant, employee. agent, supplier, distributor or otherwise) in any business, activity or enterprise which competes in the automotive aftermarket fluid product packaging business; or (ii) directly or indirectly, induce or influence any customer, supplier, distributor, consultant or any other Person that had a business relationship with the Company prior to the Closing to discontinue, modify or reduce the extent of its relationship with the Purchaser or to terminate said relationship. For purposes of this Agreement, neither the Sellers nor any of their members or other affiliates shall be deemed to be directly or indirectly interested in a business if their interest, individually or in the aggregate with each other, is limited solely to the ownership of not more than two percent (2%) on an individual basis or five percent (5%) in the aggregate (taking into account all of the Sellers, all of their members/shareholders and their respective affiliates) of the securities of any class of corporation whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information.

(c) Except for the individuals listed on Schedule 6.4(c), no Seller nor (where Seller is not an individual) any Affiliate thereof shall at any time during the three (3) year period following the Closing Date, (i) directly or indirectly, employ or solicit to employ or engage for any other Person, any employee of the Purchaser or a Spinwell Entity who was an employee thereof within two (2) years of the date of such employment, solicitation or engagement or who was or is an employee of the Purchaser or a Spinwell Entity, or solicit any such individual to leave such individual's employment or join the employ of another.

(d) The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Purchaser with any broader, further or other remedy or protection than those provided in this Section 6.4.

(e) Each of the Sellers acknowledges, individually and on behalf of its Affiliates, where such Seller is not an individual, that because the breach or attempted or threatened breach of any of the provisions of the Section 6.4 will result in immediate and irreparable injury to the Purchaser for which the Purchaser will not have an adequate remedy at law and for which monetary damages are not readily calculable, the Purchaser shall be entitled to obtain injunctive or other equitable relief restraining and prohibiting such breach or threatened breach, including, without limitation, a temporary and permanent injunction, enjoining any such breach or attempted or threatened breach (without being required to post a bond or other security or to show any actual damages). In addition, in the event of a breach of any such provision or of any other provisions contained herein, the Purchaser shall not be limited in its recovery to actual or other damages. The right to an injunction and other equitable relief shall be in addition to, and cumulative with, all other rights and remedies available to the Purchaser at law, in equity or otherwise.

(f) The provisions of this Section 6.4 are in addition to and independent of any agreements or covenants contained in any employment, consulting or other agreement.

(g) Each of the Sellers acknowledges individually and on behalf of its Affiliates, where such Seller is not an individual, that, without the provisions of this Section 6.4, the Purchaser would not enter into this Agreement or consummate the Transactions. Accordingly, the Sellers shall be bound by the provisions hereof to the maximum extent permitted by applicable law, it being the intent and spirit of the parties that such provisions shall be enforced to the fullest extent permitted by applicable law. Notwithstanding anything to the contrary set forth herein, if any provision of this Section 6.4 hereof shall be held by any court of competent jurisdiction or another competent authority to be illegal, invalid or unenforceable, such provision shall be reformed so that it will be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

Section 6.5  Termination For Tax Purposes. In accordance with Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase of 100% of the Membership Interests shall be treated as a termination of Spinwell and Pitt Penn for Federal Income Tax purposes.

Section 6.6  Tax Returns After Closing Date. Items to be taken into account for the tax returns of any Spinwell Entity for the short period ending on the Closing Date will be determined in accordance with the "closing of the books" method described in Treasury Regulation §1.1502-76(b)(2)(i)(or similar provision of state, local or foreign law) and in accordance with the accounting methods and other practices that are consistent with those used by the relevant Spinwell Entity in its prior Tax Return. Sellers (i) will prepare and file (x) any such tax returns consistent with such allocations and (y) any tax return of any Spinwell Entity for any period ending before the Closing Date that has not been filed by the Closing Date and (y) will pay any Taxes with respect to such returns unless such Taxes were properly reflected or accrued on the Closing Balance Sheets. Notwithstanding the foregoing sentence, Purchaser, and not Sellers, shall prepare and file the Tax Returns of Pitt Penn DISC Company for the periods ending on or before the Closing Date that have not been filed by the Closing Date and Sellers shall pay any Taxes owing on such Tax Returns unless such Taxes were properly reflected or accrued on the Closing Balance Sheet.   Sellers will prepare and file their returns for the taxable year that includes the Closing Date by including therein such Seller's distributive share of Spinwell's income, expenses and other items as described in Section 702 of the Code, through the Closing Date as determined in the first sentence of this Section 6.6.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a)  Consents. All consents of Governmental Entities and other Persons that are required to be obtained in connection with the execution, delivery and performance of this Agreement, and the other Documents shall have been obtained, including, without limitation, the consent of (i) the Board of Directors and, if required, the shareholders of the Purchaser and; (ii) to the extent so required, third party lenders of Spinwell or the Company.

Section 7.2  Conditions to Obligations of Purchaser to Effect the Closing. The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction, or waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions:

(a)  The representations and warranties of Sellers contained in this Agreement and in any certificate or instrument delivered by Sellers pursuant hereto (i) shall be true and correct in all respects as of the date hereof and (ii) shall be true and correct as of the Closing Date as if made as of such date (other than representations and warranties that expressly speak as of a specific date or time, which need only be true and correct as of such date or time), with only such exceptions in the case of clause (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  On the Closing Date, each of the Sellers shall have sold to the Purchaser the Cognovit Promissory Note, dated May 24, 2005, in the original principal amount of $125,000, made by Spinwell in favor of the relevant Seller (each such promissory note a “Subordinated Note” and collectively, the “Subordinated Notes”), for a purchase price, payable by the Purchaser to each Seller of $125,000 and in the aggregate of $500,000.

(c)  Sellers shall have performed in all material respects the obligations and covenants of Sellers to be performed or complied with under this Agreement.

(d)  No event, occurrence, change, development or effect shall have occurred or come to exist since September 30, 2005 that, individually or in the aggregate, has resulted in (or would reasonably be expected to have or result in) a Material Adverse Effect;

(e)  all corporate or other proceedings of any Seller not an individual in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby shall be reasonably satisfactory to Purchaser and its counsel, and Purchaser and its counsel shall have received copies of all documents and instruments incident thereto, as may be reasonably requested;

(f)  No action, suit or proceeding, by or before any court or any governmental body or authority, against any Spinwell Entity, or pertaining to the Transactions or their consummation, shall be pending or threatened on the Closing Date, which action, suit or proceeding would, if determined adversely, have a Material Adverse Effect on the Company, Spinwell, or impair the ability of the Sellers to transfer and deliver to the Purchaser all of the Membership Interests free and clear of all Encumbrances.

(g)  The Purchaser shall have been delivered, at Closing:

(i)  a one year surety bond (the “Surety Bond”), payable to and drawable by the Purchaser upon the occurrence of an Indemnification Obligation hereunder, and otherwise in all respects acceptable to the Purchaser, in the amount of $300,000, in the event that the Sellers elect not to so deliver such Surety Bond, the Purchaser shall not pay to the Sellers at Closing, but shall instead withhold from the Balance, an amount equal to $300,000 (the “Holdback”), until the one year anniversary of the Closing Date, at which time, subject to any Purchase Price Adjustment and to any Indemnification Obligations or pending indemnification claims, the Holdback shall be paid to the Sellers.

(ii)  an opinion of counsel to the Spinwell Entities and the Sellers, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser;

(iii)  a certificate, issued by the Secretary of State of the State of Ohio, evidencing the good standing of the Company and Spinwell in such jurisdiction and in each other jurisdiction where the same is authorized to do business, as of a date not more than three (3) calendar days prior to the Closing Date and a certificate, issued by the Secretary of State of the State of Delaware and in each other jurisdiction where the same is authorized to do business, evidencing the good standing of Pitt Penn DISC Company;

(iv)  appropriate documentation pursuant to which each of the signatories on the Bank Accounts, as reflected on Schedule 4.20, shall be removed as a signatory thereof;

(v)  a copy of the originally executed copy of the Operating Agreement of the Company and Spinwell, and the written resignation by the Sellers as to the Spinwell Operating Agreement;

(vi)  the corporate minute book and stock book of Pitt Penn DISC Company, and the stock certificate(s) issued to Spinwell thereby;

(vii)  a written resignation of each manager, board member (if applicable), and officer of each of the Spinwell Entities, such resignations to be effective as of the Closing Date;

(viii)  the certificates evidencing the Membership Interests, if any, or in lieu thereof, a duly executed certificate of assignment pursuant to which the Membership Interests shall be transferred to the Purchaser; and

(ix)  such other instruments, documents and agreements as shall be reasonably requested by the Purchaser.

Section 7.3  Conditions to Obligations of Sellers to Effect the Closing. The obligations of Sellers to consummate the Closing shall be subject to the satisfaction, or waiver by the Seller Representative, on or prior to the Closing Date, of each of the following conditions:

(a)  The representations and warranties of Purchaser contained in this Agreement and in any certificate or instrument delivered by Purchaser pursuant hereto (i) shall be true and correct in all respects as of the date hereof and (ii) shall be true and correct as of the Closing Date as if made as of such date (other than representations and warranties that expressly speak as of a specific date or time, which need only be true and correct as of such date or time), with only such exceptions in the case of clause (ii) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect;

(b)  Purchaser shall have performed in all material respects all of the covenants and obligations hereunder required to be performed by Purchaser, at or prior to the Closing Date;

(c)  No event, occurrence, change, development or effect shall have occurred or come to exist since the date of this Agreement that, individually or in the aggregate, has had or resulted in (or would reasonably be expected to have or result in) a Purchaser Material Adverse Effect;

(d)  All corporate or other proceedings of Purchaser in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to Seller and its counsel, and Seller and its counsel shall have received copies of all documents and instruments incident thereto, as may be reasonably requested; and

(e)  On the Closing Date, the Purchaser shall have acquired from each Seller the Subordinated Note made in favor thereof, for a purchase price of $125,000 per Subordinated Note.

ARTICLE VIII

TERMINATION

Section 8.1  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)  By the mutual written consent of Purchaser and Seller Representative;

(b)  By Purchaser or Seller Representative on or after the date that is ten (10) Business Days following January 31, 2006, if the Closing shall not have theretofore occurred, provided that the party seeking to terminate this Agreement shall not be the party which caused such breach of a representation, warranty or covenant in respect of which the Closing so failed to occur;

(c)  By Purchaser or Seller Representative if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use all reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(d)  By Purchaser, (i) if any Seller shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Purchaser to Seller Representative specifying such breach, or (ii) an event, occurrence, change, development or effect shall have occurred or come to exist since September 30, 2005 that, individually or in the aggregate, has had or resulted in (or would reasonably be expected to have or result in) a Material Adverse Effect;

(e)  By Seller Representative, if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Seller Representative to Purchaser specifying such breach; or

(f)  If any event, fact or condition shall occur or exist that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the Transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

Section 8.2  Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to the terms of this Agreement:

(a)  Written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made;

(b)  If such termination is (each of the following, an “Excluded Termination”:

(i) by the Purchaser pursuant to Section 8.1 (c) or 8.1 (d) above; or

(ii) by the Purchaser due to any (x) fraud, (y) willful breach or (z) failure to satisfy any condition to Closing on the part of any Seller or Spinwell Entity subject to the expiration of the relevant cure period, or

(iii) by the Sellers other than as a result of the Purchaser’s failure to satisfy the conditions to Closing on the part of the Purchaser, subject to the expiration of the relevant cure period or passage of time, or

(iv) upon the mutual consent of the Purchaser and the Sellers pursuant to Section 8.1 (a) or by either the Sellers or the Purchaser pursuant to Section 8.1(f),

the Escrowed Amount, together with accrued interest thereon, if any, shall be remitted to the Purchaser;

(c)  If such termination is otherwise by Purchaser or Seller (i.e., is not an Excluded Termination), the Escrowed Amount, together with accrued interest thereon, if any, shall be paid to and retained by Sellers upon such termination, such payment which shall constitute the sole remedy to which the Sellers shall be entitled.

(d)  Except as set forth in 8.2(c), there shall be no liability or obligation thereafter on the part of Purchaser or Seller as a result of any termination thereby, provided that, if Purchaser so terminates pursuant to the terms hereof as a result of any fraud or willful breach of any Seller, or as a result of the breach of any of representations, warranties, covenants or other agreements contained in this Agreement, Purchaser shall be entitled to receive from the Seller, upon submission of written evidence thereof, the fees and expenses (including, without limitation, legal fees and other advisors and experts) incurred thereby in connection with the negotiation and preparation of this Agreement and related documents and the due diligence relating to this Agreement;

(e)  Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

(f)  All confidential information received by any party hereto with respect to the business of any other party shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1  Survival of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing Date for a period of 18 months following the Closing Date (the “Survival Period”), provided that the representations and warranties of the Sellers set forth in Sections 4.5 and 4.23 shall survive for the period of the applicable statute of limitations with respect thereto. If written notice of a claim has been given prior to the expiration of the Survival Period by the Purchaser to any Seller or the Seller Representative in accordance with this Section 9, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

Section 9.2  Indemnification by the Sellers.

(a)  Subject to Sections 9.1 and 9.5, Sellers each hereby agree to indemnify (the “Indemnification Obligations”) the Purchaser and its shareholders, subsidiaries, officers, directors, employees and agents (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all liabilities, losses, damages costs, expenses, penalties and fees and expenses (collectively, “Losses”) arising out of or resulting from, directly or indirectly, (i) any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any agreements, exhibits and schedules to this Agreement delivered or to be delivered by or on behalf of a Seller or the Company, or (ii) any breach of any covenant, agreement or undertaking made by any of Sellers in this Agreement.

(b)  Subject to Section 9.5, the Sellers shall all further indemnify and hold the Purchaser Indemnified Parties harmless from and against: (i) any Taxes imposed on the Company, Spinwell Pitt Penn DISC Company or the Purchaser with respect to any taxable year ending on or before the Closing Date (other than Taxes reflected or accrued for in the Closing Balance Sheets), (ii) any Taxes of the Company, Pitt Penn DISC Company, Spinwell or the Seller imposed with respect to any taxable year beginning before and ending after the Closing Date, to the extent such Taxes are allocable to the portion of such period ending on or prior to the Closing Date, (iii) any Taxes of any Person (other than Company, Spinwell Pitt Penn DISC Company or any of its Affiliates) for which the same or any of its Affiliates may be liable under any provision of U.S. state or local or foreign law or regulations, as a transferee or successor, by contract or otherwise, with respect to any taxable year ending on or before the Closing Date or beginning before and ending after the Closing Date, and (iv) any other Loss incurred in connection with any such claim for Taxes. The parties acknowledge and agree that the indemnification obligation set forth in this Section 9.2(b) constitutes an affirmative indemnity which shall not be dependent upon the existence of any misrepresentation or other breach of this Agreement by a Seller and which shall be enforceable notwithstanding any disclosures in this Agreement. With respect to taxable years beginning before and ending after the Closing Date, the portion of Taxes allocable to the portion of such taxable year ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable year multiplied by a fraction, the numerator of which is the number of days in the taxable year ending on the Closing Date and the denominator of which is the number of days in the entire taxable year, and (y) in the case of any Taxes based upon or related to income or receipts be deemed to be the amount of Taxes which would be payable if the relevant taxable year ended on the Closing Date.

Section 9.3  Notice and Defense of Claim.

(a) Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall provide written notice (“Indemnification Notice”) to the Seller Representative regarding the indemnification obligation of the Sellers or, if applicable, the relevant Seller (in either case the “Indemnifying Party or Parties”), by delivery of such notice to the Seller Representative, within sixty (60) days of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, the facts constituting the basis for such claim (provided that failure to give such notice shall not affect the indemnification obligations of the Indemnifying Parties hereunder, except to the extent such failure materially prejudices such party’s ability to successfully defend the matter giving rise to the indemnification claim), together with the amount of such claim and wire transfer instructions for satisfaction of the same. Simultaneously, a copy of such notice shall be provided to the surety under the Surety Bond. The Indemnifying Parties shall have ten (10) Business Days following the date of the Indemnification Notice to satifsy such claim for indemnifcation, by delivery to the Indemnified Party of immediately available funds unelss the Indemnifying Parties shall, prior to the end of such ten (10) Business Days, dispute such indemnification claim, by delivery of a written notice to the Indemnified Party (with a copy to the surety) setting forth the amount so disputed and the rationale for such determination (which shall be made in a commercially reasonable manner).

(b)  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party (but in no event shall the Indemnifying Party enter into a settlement of any such claim or proceeding where the result is an admission of liability or cause on the part of the Indemnified Party or any Spinwell Entity, without the prior written consent of the Indemnified Party.). The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice thereof to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate (subject to the foregoing) and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

Section 9.4  Limitations on Amount. If the Closing occurs, in addition to the limitations set forth in Section 9.1, no party shall have liability for indemnification with respect to any Loss until the aggregate of all Losses exceeds $150,000 (the "Liability Threshold"), and then after the Liability Threshold has been exceeded the Sellers shall be responsible for all Losses based thereon from and after the first $150,000 of Loss. The indemnification obligation of the Sellers is several (and not joint) among the four (4) Sellers and shall be limited with respect to each Seller to the amount of One Hundred and Twenty Five Thousand ($125,000.00) Dollars (“Maximum Liability”). Purchaser shall not seek to recover damages against a Seller for indemnification claims in excess of the amount of the Maximum Liability. The Indemnification Limitation set forth in this Section 9.5 shall not apply to any claim by the Purchaser or other Purchaser Indemnified Person with respect to a claim for indemnification with respect to (i) the representations or warranties set forth in Section 4.5 or Section 4.23; (ii) any claim for indemnification based upon a breach or failure to perform any covenant, agreement or obligation of the Sellers or its members (or Affiliates, as applicable) to be observed or performed thereby following the Closing, in whole or in part, including, without limitation, with respect to the filing of Tax Returns and the payment of Taxes, as set forth in Section 6.6.

Section 9.5  No Limitation of Remedies. Except as set forth in Section 9.5 above, the rights and remedies of any party (including, without limitation, the indemnification provisions set forth in this Section 9) based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Sellers shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including, but not limited to, by any of its advisors, consultants or representatives) or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

Section 9.6  Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any other Persons with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party may have.

ARTICLE X

MISCELLANEOUS

Section 10.1  Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement; and provided further that Seller shall pay all costs and expenses on behalf of the Business in connection with (i) this Agreement and (ii) the consummation of the Transaction.

Section 10.2  Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, e-mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

Industrial Enterprises of America, Inc.
711 Third Avenue
New York, New York 10017
Attention: John Mazzuto
Telephone: 1-212-490-3100
Telecopy: (212) 658-9602
E-mail: John@Mazzuto.com

with a copy to:

Baker & McKenzie LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Martin E. Weisberg
Telephone: 212-891-3786
E-mail: martin.e.weisberg@bakernet.com
Telecopy: (212) 310-1786

if to Sellers, to:

c/o
Mark Small
Seller Representative
8620 Tyler Boulevard
Mentor, OH 44060
Telephone: 440-226-6356
E-mail: marks@clevelandconstruction.com
Telecopy: 440-205-1145

with a copy to:

Wegman, Hessler & Vanderburg
6055 Rockside Woods Boulevard
Suite 200
Cleveland, OH 44131
Telephone: 216-642-3342
E-mail: kavanderburg@wegmanlaw.com
Telecopy: 216-642-8826

Section 10.4  Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 10.6  Entire Agreement; No Third Party Beneficiaries. This Agreement, the other agreements delivered pursuant hereto and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except to the extent provided for in Section 10.13 below.

Section 10.7  Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.8  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 10.9  Venue . Except as set forth in Paragraph 2.3(b) hereof, any claim or controversy arising out of or related to this Agreement or the making, performance, or interpretation of this Agreement or any related agreement shall be finally settled under the

Arbitration Rules of the American Arbitration Association then in force, by one arbitrator appointed by the American Arbitration Association in accordance with said rules. The place of arbitration shall be in the City of Chicago, Illinois, and the law applicable to the arbitration procedure shall be internal laws of the State of New York without giving effect to the principles of conflicts of law that would require the application of any other law. The English language shall be used throughout the arbitral proceedings. All cost of arbitration, including the arbitrator’s fee, shall be borne by the losing party. The parties agree that the award of the arbitrator shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues, or accountings presented or pled to the arbitrator; that it shall be made and shall promptly be payable in U.S. dollars free of any tax, deduction or offset, and that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of any damages incurred for breach or other violation of the contract, and from the date of the award until paid in full, at a rate to be fixed by the arbitrator, but in no event less than one and one-half percent (1.5%) per month, or part of a month, from the date until paid.

Section 10.10  Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.11  Extension; Waiver. At any time prior to the Closing Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be in writing. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.12  Jointly Drafted. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.13  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the forgoing, Purchaser may assign this Agreement to any Affiliate or subsidiary of Purchaser, or to any lender to Purchaser or any Affiliate or subsidiary thereof as security for obligations to such lender; provided, that no such assignment shall in any way affect Purchaser’s obligations or liabilities under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

Sellers:	Purchaser:

/s/ Mark T. Small	Industrial Enterprise of America, Inc.
Mark T. Small
By: /s/ John Mazzuto
/s/ Francis J. DeMilta	John Mazzuto Its: ________________________________
Francis J. DeMilta
Spinwell:
/s/ Tim Small	Spinwell Holding Co., LLC
Tim Small
By: /s/ Mark T. Small
Seaholm Investments, Ltd.	Mark T. Small

By: /s/ Hugh Scott Seaholm	Its: /s/ Chairman
Hugh Scott Seaholm

SCHEDULE A

Seller	%Membership Interests
Mark T. Small	25%

Francis J. DeMilta	25%

Tim Small	25%

Seaholm Investments, Ltd.	25%